Exhibit 8.1

August 25, 2015

First Wyoming Capital Corporation
205 Storey Boulevard, Suite 100
Cheyenne, Wyoming 82009
Attention: Les Meyer, President

Re:       Plan and Agreement of Merger

Ladies and Gentlemen:

We have acted as counsel to Midwest Capital Corporation (the “Company”), a Nebraska corporation, in connection with the Plan and Agreement of Merger (the “Merger Agreement”) executed as of October 2, 2014, by and among the Company, First Wyoming Capital Corporation (“FWCC”), a Wyoming corporation, and Midwest Acquisition, Inc. (“Acquisition”), a Wyoming corporation. Pursuant to the Merger Agreement, Acquisition will merge into FWCC and FWCC will be the surviving corporation (the “Merger”). Holders of shares of the common Stock of FWCC will exchange such shares solely for voting common stock of the Company in the Merger and the Company will own 100% of the common stock of FWCC as a result of the Merger. Immediately after the closing of the Merger (the “Closing”), but as an integral part of the Merger and pursuant to a commitment in the Merger Agreement, FWCC will merge into the Company and the Company will be the surviving corporation (the “Subsequent Merger”). The opinion set forth herein (the “Opinion”) is being issued in connection with the Form S-4 Registration Statement. Unless otherwise defined herein, capitalized terms used in this Opinion have the meanings specified in the Merger Agreement.

For purposes of this Opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Mergers will be completed in the manner set forth in the Merger Agreement, without the waiver or modification of any of the terms or conditions contained therein. In rendering this Opinion, we have relied upon the factual representations set forth in the letters of representation from the Company, FWCC and Acquisition to us dated as of the date hereof (the “Officer’s Certificates”). In rendering this Opinion, we have also assumed (without independent investigation or verification) that: (i) the factual representations made in the Merger Agreement, Officer’s Certificates, the Form S-4 Registration Statement and other documents referred to herein are, and will be as of the Closing, true and complete; (ii) any representation set forth in the Merger Agreement, Officer’s Certificates, the Form S-4 Registration Statement and other documents referred to herein that is qualified by knowledge, intention, belief or any similar qualifier is, and will be as of the Closing, true and complete without such qualification; (iii) the Officer’s Certificates have been executed by appropriate authorized officers of FWCC, the Company and Acquisition; (iv) all other documents submitted to us have been or will be duly executed and validly signed (and filed, where applicable) to the extent required in the same form as they have been provided to us; (v) each document submitted to us will be legal, valid, binding and enforceable; (vi) all covenants agreed to by FWCC, the Company and Acquisition pursuant to the documents referred to herein have been or will be performed or satisfied in accordance with their terms; and (vii) the Merger and the Subsequent Merger will qualify as statutory mergers under applicable state laws. Any inaccuracy of any of the preceding assumptions or representations, warranties, covenants or statements in the foregoing documents, or the failure to consummate the Mergers in accordance with the terms of the Merger Agreement and in accordance with applicable state laws may adversely affect this Opinion.

This Opinion is being rendered solely in connection with the Form S-4 Registration Statement. This Opinion is rendered only as of the date hereof, and we undertake no obligation to update this Opinion after the date hereof. This Opinion may be withdrawn if we do not receive the Officer’s Certificates dated as of the date of the Form S-4 Registration Statement confirming the accuracy of the representations set forth therein. This Opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) which may affect the conclusions stated in this Opinion. This Opinion represents our best legal judgment and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may assert a position contrary to our opinion and a court may agree with such position.

This Opinion applies only to stockholders of FWCC that hold common stock of FWCC as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to as a “holder”, that are also U.S. holders. For purposes of this Opinion, the term U.S. holder refers to a holder of FWCC’s common stock that is: (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any of its political subdivisions; (iii) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. For purposes of this Opinion, a “non-U.S. holder” means an owner or beneficial owner of shares of FWCC common stock that is not a U.S. holder.

This Opinion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including certain former citizens or long-term residents of the U.S.; persons who hold the common stock of FWCC as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction; persons whose functional currency is not the U.S. dollar; persons who acquired common stock of FWCC through the exercise of employee stock options or otherwise as compensation or are holders of stock options; persons who hold warrants exercisable for the common stock of FWCC; mutual funds; banks, insurance companies and other financial institutions; regulated investment companies; tax-exempt organizations; dealers in securities or foreign currencies; and traders in securities that mark-to-market.

In addition, this Opinion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger or Subsequent Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

Further, this Opinion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock of FWCC through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of the common stock of FWCC, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the Mergers to them.

Based upon the foregoing and in reliance thereon, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger and Subsequent Merger, on a combined basis, should qualify as a “reorganization” within the meaning of Section 368 of the Code.

Exchange for Company Common Stock. In the exchange by a U.S. holder of all of its shares of the common stock of FWCC for the voting common stock of the Company, the U.S. holder should generally not recognize gain or loss. The aggregate tax basis of the Company voting common stock received by a U.S. holder that exchanges its shares of common stock in FWCC for the Company voting common stock pursuant to the Merger should be equal to the aggregate adjusted tax basis of the shares of the common stock of FWCC surrendered by the holder pursuant to the Merger. The holding period of Company voting common stock received should include the holding period of the shares of the common stock of FWCC surrendered.

Exercise of Appraisal Rights. A U.S. holder who receives cash pursuant to the exercise of appraisal rights generally should recognize capital gain or loss measured by the difference between the cash received from FWCC and its adjusted tax basis in the common stock of FWCC if the redemption: (i) terminates the stock interest in FWCC the U.S. holder is deemed actually and constructively to own; (ii) is “substantially disproportionate” with respect to the U.S. holder; or (iii) is “not essentially equivalent to a dividend.”

This Opinion addresses only the matters described above, and does not address any other U.S. federal, state, local or foreign tax consequences that may result from the Merger. No opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein more likely than not will be upheld under challenge by the Internal Revenue Service. This opinion has been prepared in connection with the Form S-4 Registration Statement.

Very truly yours,

JONES & KELLER, P.C.

/s/ Jones & Keller, P.C.